EXHIBIT 99.01

EQUIPMENT LEASE

This Equipment Lease ("Lease") is made and entered into as of June 22, 2017 between MYHI AZ, an Arizona corporation ("MYHI"), and D9 Manufacturing Inc, an Arizona corporation ("D9") on the following terms and conditions:

RECITALS

A.      D9 offers a wide variety of engineering, manufacturing and consulting services to the cannabis sector.

B.             MYHI is a holding company focused on the acquisition and development of businesses and other assets within the cannabis sector.

C.             It is the intention of both D9 and MYHI, that MYHI lease to D9 Two (2) Intermodal Steel Container Units for use by D9 at the DelGro cannabis facility located in Coachella, CA (the "Coachella facility").

AGREEMENT

1.                Lease of Equipment; DelGro cannabis facility, Coachella, CA; Installation.

1.1          Lease Election. MYHI will purchase, build out and provide all equipment and systems for Two (2) Intermodal Steel Container Units (the "Equipment" as described in Exhibit A) necessary for a turnkey cultivation operation at the Coachella facility. This Equipment will be delivered and placed on D9 real property located at the Coachella facility.

1.2          Lease. Effective 30 days after the commencement of use of the Equipment for the commercial production of cannabis at the Coachella facility (the "Effective Date"), MYHI hereby leases to D9 the Equipment specified in Section 2 on the terms and conditions set forth herein. The Equipment shall be installed, maintained, and operated by D9 at the Coachella facility, and may not be moved from the Coachella facility or modified by D9 except with the written permission of both parties which should not be reasonably withheld.

1.3          Installation. The Equipment will be installed at the Coachella facility at such time as (i) MYHI has completed the purchase of the Equipment and related technology, and (ii) the construction of the Coachella facility has been sufficiently completed to accommodate the installation of the Equipment.

2.	Equipment; No Transfer of Ownership.

2.1.         Equipment. The "Equipment" subject to this Lease consists of the equipment, including various components thereof and two (2) Intermodal Steel Container Units necessary to run a turnkey cultivation operation at the Coachella facility.

2.2.         Ownership. D9 acknowledges and agrees that MYHI will retain legal title in and to the Equipment and all proprietary rights and intellectual property manifested or disclosed therein and shall control access to and use of the Equipment, and that, except for its rights under this Lease, D9 will have no right, title or interest in or to the Equipment.

3.        Term. The term of this Lease shall be for Three (3) years commencing on the Effective Date. In the event that at the end of the this Three (3) year term (i) the Coachella facility is fully operational, and

(ii) the Equipment is still located at the Coachella facility and is still being used in the operations of the Coachella facility, the 3-year term of this Lease shall be extended for an additional 2-year term with mutual agreement by both parties. The term of this Lease may be further extended with the mutual agreement of the parties.

4.                 Rent.

4.1.             Monthly Rental. D9 hereby agrees that the initial monthly rental payment for the Equipment listed on Exhibit A shall be $20,000 per month and will be reviewed and adjusted quarterly subject to mutual agreement. The Rent shall be accrued, but not payable until 30 days following the sale of harvested product by D9.

4.2.             Additional Equipment. 110% of the cost of any additional equipment purchased by MYHI at the request of D9 after the Equipment specified in Section 2.1 has been installed shall be reimbursed to MYHI within 30 days following the first sale of harvested product by D9 following installation of the additional equipment.

4.2.       U.S. Dollars. All payments under this Lease shall be paid in U.S. Dollars to MYHI at MYHI's address set forth below or at such other address as MYHI may designate.

5.               Net Lease. This Lease shall be a "net lease," it being understood that MYHI shall receive the Rent free and clear of any taxes, liens, charges or expenses of any nature whatsoever in connection with the ownership, maintenance, and operation of the Equipment pursuant hereto.

6.	Equipment Installation and Maintenance.

6.1.             Installation. D9 shall properly install the Equipment at the Coachella facility.

6.2.             Maintenance and Repairs. The parties hereto agree and acknowledge that the failure of the Equipment to operate in the manner represented in Exhibit A will materially and adversely affect D9's operations. Accordingly, D9 agrees to service and maintain the Equipment on an ongoing basis in a manner that will enable the Equipment to operate at the maximum capacity specified on Exhibit A during the term of this Agreement.

7.                Taxes. MYHI shall pay any taxes, assessments, fees, and charges arising or related to the presence, use, or operation of the Equipment at the Coachella facility, whether assessed against D9 or MYHI, during the term of this Lease.

8.                Possession. D9 assumes full responsibility for the safekeeping of the Equipment and access to the Equipment during the term. D9 shall not misuse, sublet, transfer, or otherwise dispose of the Equipment or any portion thereof.

9.	Indemnity and Insurance.

9.1.         Indemnity. D9 shall defend, indemnify and save MYHI harmless from any and all claims brought by or on behalf of any third party relating to D9's use of the Equipment, including but not limited to strict product liability and negligent acts or omissions of D9 or any of its agents. Notwithstanding the foregoing, D9 will not be required to indemnify and hold MYHI harmless for any claims made against MYHI relating to the ownership of the Equipment, claims alleging infringement of the Equipment on such third party's rights, or claims arising primarily from any improper acts by MYHI or its agents. MYHI shall indemnify and save D9 harmless from any and all third party claims made against D9 (i) relating to the ownership of, or title to, the Equipment, or (ii) alleging infringement of the Equipment on such third party's rights, except (iii) to the extent arising primarily from any improper acts by D9 that are not acts of MYHI.

9.2.         Insurance. D9 shall keep D9's operations insured as reasonably appropriate by an insurance company or companies authorized to do business at the Coachella facility. If D9 shall fail to procure and maintain such insurance, MYHI may, but shall not be required to, procure and maintain the same at D9's expense.

10.	Confidentiality.

10.1.     Definition. "Confidential Information" means any information or compilation of information which is disclosed by one party hereto ("Disclosing Party") to another party ("Receiving Party") hereunder, which is proprietary to the Disclosing Party and which relates to technical specifications of the Equipment, the design, functionality and operations of the Equipment, trade secrets and information contained in or relating to product designs, manufacturing methods, processes, techniques, tooling, and maintenance procedures. Information shall be treated as Confidential Information irrespective of its source and all information which the Disclosing Party identifies as being "confidential" or "trade secret" shall be presumed to be Confidential Information. Notwithstanding the above, the term Confidential Information shall not include information:

(a)            which was in the public domain at the time of disclosure by the Disclosing Party to the Receiving Party;

(b)            which is published or otherwise comes into the public domain after its disclosure to the Receiving Party through no violation of this Lease, by the Receiving Party;

    (c)       which is disclosed to the Receiving Party by a third party not under an obligation of confidence;

(d)            which is already known by the Receiving Party at the time of its disclosure to the Receiving Party by the Disclosing Party as evidenced by written documentation of the Receiving Party existing prior to such disclosure;

(e)            which is independently developed by the Receiving Party through persons who have not had, either directly or indirectly, access to or knowledge of the Confidential Information of the Disclosing Party, as evidenced by written documentation of the Receiving Party; or

(f)            which is required to be disclosed by any law or governmental regulation or produced under order of a court of competent jurisdiction; provided, however, that the Receiving Party provide the Disclosing Party written notice of such request or order and Disclosing Party is provided with an opportunity to attempt to limit such disclosure.

10.2.      Nondisclosure. During the term of this Lease and at all times thereafter, the Receiving Party agrees to hold in strictest confidence and to never disclose, furnish, communicate, make accessible to any person or use in any way for the Receiving Party's own or another's benefit any Confidential Information or permit the same to be used in competition with the Disclosing Party. The Receiving Party agrees to use prudent and reasonable means to protect the Confidential Information.

10.3.       Injunctive Relief. In the event of any breach of this Section 10, the parties agree that the non-breaching party will suffer irreparable harm for which money damages would be an inadequate remedy. Accordingly, the non-breaching party shall be entitled to seek injunctive relief, in addition to any other available remedies at law or in equity.

11.	Default; Effect of Termination.

11.1.        Default. Upon an Event of Default, this Lease shall terminate and all rights of D9 to the Equipment shall immediately terminate. Upon an Event of Default MYHI shall be entitled to all remedies provided by law including the right to take possession of the Equipment, to retain all Rent previously paid, and to convey or lease the Equipment or portions thereof for such periods, at such rentals, and to such persons as MYHI shall elect, and to recover from D9 all damages and other recovery permitted under applicable law. An "Event of Default" shall mean, and be limited to, any of the following events:

(a)                The failure of D9 to pay the Rent within 60 days pursuant to Section 4;

(b)               A default by D9 in the performance of any of the material terms and conditions of this Lease that either is not capable of being cured or is not cured within 60 days after notice thereof is provided in writing to D9, and if such a default either materially and adversely affects MYHI's (x) legal title to the Equipment, (y) proprietary rights or intellectual property rights, or (z) ability to repossess the Equipment upon the expiration of this Lease. Except as set forth above, any other breach of this Lease shall not result in the return of the Equipment to MYHI or the termination of this Lease, and shall only entitle MYHI to seek monetary damages or injunctive relief.

11.2       Effect of Termination. Upon expiration of the 3-year Lease term or the termination of this Lease following an Event of Default, D9 will return to MYHI, and/or will provide evidence satisfactory to MYHI of the destruction of all information or records evidencing or embodying any confidential information or intellectual proprietary rights of MYHI or with respect to the Equipment, and all copies, extracts, summaries and abstracts thereof, and thereafter will not use or disclose any such information or records for its own benefit or to the detriment of MYHI.

11.3.        Penalties in the Event of Default. In the event of default by either party to this agreement, the defaulting party shall pay the non-breaching party one hundred thousand dollars ($100,000).

11.4.         Survival of Covenants. The obligations of the parties under Sections 9, 10, 11, and 12 shall survive any expiration or termination of the Lease.

12.	Miscellaneous.

12.1.         Assignment. Subject to the limitations set forth in Section 12.4, this Lease may be assigned only with the prior written consent of MYHI.

12.2.        Notices. All notices required hereunder shall be sent by certified mail return receipt requested, express courier with a nationally recognized courier service or by telex confirmed by such certified mail, to the party to be notified at its following address or at such other address as shall have been specified in written notice from the party to be notified.

If to D9 Manufacturing Inc:

D9 Manufacturing Inc

2901 E. Camelback Road, Suite 105

Phoenix, AZ 85016

Attn: Russell A. Stamm

If to MYHI:

MYHI-AZ

6501 E Greenway Pkwy, #103-412

Scottsdale, AZ 85254

Attn: Alan Smith

12.3.        Entire Agreement. The foregoing (including the exhibits referenced herein) is the parties' entire agreement, superseding all prior oral or written agreements and understandings with respect to the subject matter hereof. The terms set forth herein shall be severable and the failure of any distinct part will not void the remainder.

12.4.        Modification and Amendment. This Lease may be modified or amended only in writing and signed by both parties.

12.5.         Survival. The provisions of this Lease that by their terms or context are intended to survive termination of this Lease, shall so survive the termination of this Lease.

12.6.         Governing Law. The parties agree that this Lease shall be governed by the laws of the State of Arizona. MYHI and D9 expressly agree that any action at law or in equity arising under this Lease shall be filed only in the Courts of the State of Arizona in a county of competent jurisdiction or the United States District Court in a Arizona district of competent jurisdiction. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action.

12.7.        Recovery of Legal Fees and Costs. In the event any litigation is brought by either party in connection with this Lease, the prevailing party in such litigation shall be entitled to recover from the other party all the costs, attorneys' fees and other expenses incurred by such prevailing party in the litigation.

12.8.        Counterparts. This Lease may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Lease.

12.9.        Binding Agreement. This Lease shall be binding upon and inure to the benefit of each of the parties hereto, and their respective legal successors and assigns.

12.10.     Waiver. Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by the other party, which waiver shall be effective only with respect to the specific obligation described therein. The acceptance of rent hereunder by MYHI shall not be a waiver of any preceding breach by D9 that is not fully cured thereby.

12.11.     Severability. If one or more provisions of this Lease are held to be unenforceable under applicable law, such provision shall be excluded from this Lease and the balance of the Lease shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.12.     Publicity. Neither party shall disclose the terms of this Lease or make any public announcement regarding this Lease or the subject matter contained herein without the prior written consent of the other party, except as may be required by applicable law, in which event, the disclosing party shall endeavor to give the non-disclosing party prompt notice in order to allow the non-disclosing party the opportunity to seek a protective order. Notwithstanding any of the foregoing to the contrary, the terms and conditions of this Lease may be disclosed by a party to bona fide potential investors, acquirers or partners of such party in the course of such person's due diligence investigation of such party, where such person has entered into a written non-disclosure agreement with such party that includes terms no less restrictive than those included herein.

12.13.    No Joint Venture or Partnership; No Reference to Agreement or Relationship. Nothing in this Lease shall be construed to create a partnership or joint venture of any kind or for any purpose between the parties hereto, or to constitute either party a special or general agent of the other, and neither party will act or represent otherwise to any third party. Neither party shall refer to this Lease, to the other party or the relationship between the parties in any communication with any third party without the prior written consent of the other party.

12.14.     Disclaimer of Warranties. NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND TO THE OTHER, WHETHER EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO ANY ITEMS OR EQUIPMENT LEASED UNDER THIS LEASE, EXCEPT AS EXPRESSLY PROVIDED HEREIN.

12.15.     Limitation of Liability. Notwithstanding anything contained in this Lease, neither party shall be liable to the other, whether in tort, in contract or otherwise, and whether directly or by way of indemnification, contribution or otherwise, for any incidental, consequential, punitive or exemplary damages, (including without limitation lost profits or revenues or injury to business or business reputation), whether of the other party or of any third party, relating to or arising out of the subject matter of this Lease.

[SIGNATURE PAGE TO FOLLOW]

The authorized representatives of the parties have executed this Lease as of the date first set forth above.

[SIGNATURE PAGE TO EQUIPMENT LEASE]

Exhibit A

Equipment Description

Two 40 Foot Grow Pods

Container refurbished container 1

Delivery PHX - Coachella 1

Shipping LA to Phoenix 1

Electrical, wire, box breakers three phase 1

Outside lighting Customer requested no 0

Lighting grow lights with bulbs 16

HVAC Mitsubishi split nine tons 3 units 3

Green Lights vapor 3

Doors man door with dead bolt 1

Metal nuts & bolt & struts & angle 1

Lorex 32-channel cameras 4

Flooring epoxy 1

ideal air quick release clamps 9

8 " galvanized elbow for lights 16

duct 25' 6

Dual Dry 215 Dehumidifier 1

outlets 110 volt 13

Insulation ceramic paint 14

Outlets 240 volt 1

Light switches one three way with 1 timer 1

Helio Controls 16 240 volt 1

Paint primer for floor 3

Hanging brackets for Dehumidifier 2

Rope Ratchets 16 pair 16

Exhaust fans Can filter w8" flange CFM 2

Caulking, screws & fittings door, painted area 4

Miscellaneous unforeseen 1

Plumbing materials ever built sub pump 2

Welding Materials gas, pads, copper, grind 1

Shields over doors &windows shield over door 1

Hyper Fan 8" digital max flow fan 710 CFM 10

Aluminum tank 50 gallons for C02 2

100' Black 1/4 vinyl tubing drilled 3

Titan Controls C02 1

Tables 6" off floor with roller 12

1/4 barbed tee bags 50 1

90 Gallon tanks plastic reservoir 2

FSI Engineering (Ola) plans 1

Labor general construction 177